News Release

For Immediate Release	For Further Information, Contact:
July16, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES REIT ANNOUNCES FIRST ACQUISITION OUTSIDE OF NORTH AMERICA

(RIO DE JANEIRO, BRAZIL) – The Rio de Janeiro office of Hines, the international real estate firm, announced today the acquisition of Cargo Center Dutra II (CCDII), a four-building distribution facility within a 30-acre logistics park in suburban Rio de Janeiro, minutes from Rio’s International Airport and in close proximity to the city’s main arterial highways including Linha Vermelha, Avenida Brasil and Avenida Washington Luiz.

The property was purchased from Parso Participações Societárias Ltda., an entity affiliated with GB Armazens Gerais, a local industrial developer who also developed the property, by a joint venture between Hines CalPERS Brazil II (HCB II) fund and Hines Real Estate Investment Trust, Inc. (Hines REIT). Hines represented HCB II and Hines REIT in the transaction. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

Designed by architect Gilberto Buffara, CCDII is comprised of four distinctive buildings totaling 693,000 rentable square feet. The buildings were completed between 2001 and 2007 and have separate and secured entrances.

CCDII is 97 percent leased to multinational tenants including DHL and Unilever, as well as leading Brazilian logistics providers. It is considered a prime multi-tenant logistics facility in Rio de Janeiro due to its excellent location, above-market construction standard and efficient floor layouts.

“This acquisition marks the first Hines REIT acquisition outside of North America,” said Hines REIT President Charles Hazen. “We are bullish on Brazil, which is the 9th largest economy in the world and is expected to experience significant growth as its middle class continues to expand.”

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 36 properties, two of which are located outside of the United States. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 50 years. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.